Exhibit 99.3

Athenex Announces $50 Million Revenue Interest Financing with Sagard Healthcare Royalty Partners

BUFFALO, N.Y., August 6, 2020 (GLOBE NEWSWIRE) — Athenex, Inc. (Nasdaq: ATNX), a global biopharmaceutical company dedicated to the discovery, development and commercialization of novel therapies for the treatment of cancer and related conditions, today announced that it has entered into a $50 million Revenue Interest Financing (“RIF”) agreement with Sagard Healthcare Royalty Partners, LP (“SHRP”), a division of multi-strategy alternative asset manager Sagard Holdings (the “Agreement”). The Company expects the proceeds from the financing will be used to fund the commercial launch of oral paclitaxel and encequidar (Oral Paclitaxel), ongoing pipeline development, manufacturing infrastructure, and working capital and general corporate purposes.

The Agreement provides Athenex with $50 million of capital upon approval by the U.S. Food and Drug Administration (FDA) of Oral Paclitaxel for the treatment of metastatic breast cancer. In exchange for funding this capital, SHRP will receive a temporary mid-single digit royalty on net sales of Oral Paclitaxel. The agreement allows the RIF to be repurchased by the Company at an IRR of as low as 13%. The facility has no maturity date and no fixed amortization schedule. Further information with respect to the facility is set forth in a Form 8-K filed by Athenex with the Securities and Exchange Commission on August 6, 2020.

In addition to its Revenue Interest Financing, SHRP and certain of its co-investors have purchased by assignment $50 million of outstanding loans and undrawn commitments from funds managed by Oaktree Capital Management, L.P. (“Oaktree”), becoming lenders under Athenex’s $225 million term loan facility entered into between Oaktree and Athenex in June 2020. There is no incremental capital available to Athenex as a result of this transaction.

“We are delighted to have Sagard Healthcare Royalty Partners as another financial partner, as Athenex continues to make excellent progress towards our goal of bringing important novel cancer therapies like Oral Paclitaxel to patients,” said Dr. Johnson Lau, Chairman and Chief Executive Officer of Athenex. “The recent funding arrangements will provide Athenex further flexibility and cash runway to support our commercial launch activities and ongoing pipeline development. We believe that this Revenue Interest Financing transaction is precedent setting in that it would provide $50 million of additional non-dilutive capital that co-exists with the covenant-light, 6-year $225 million senior term debt provided by Oaktree.”

“Revenue Interest Financing is becoming an increasingly attractive option for innovative companies such as Athenex as they look to commercialize novel therapies. We’re excited to be providing this funding and to be partnering with Oaktree Capital Management on the loan facility,” said David MacNaughtan, Head of SHRP, which recently completed a second close of its inaugural fund.

Ladenburg Thalmann & Co. Inc. and Royalty/Revenue Interest Capital Advisors LLC served as financial advisors to Athenex and Cooley LLP served as legal counsel to Athenex. Torys LLP served as legal counsel to Sagard Holdings.

About Athenex, Inc.

Founded in 2003, Athenex, Inc. is a global clinical stage biopharmaceutical company dedicated to becoming a leader in the discovery, development and commercialization of next generation drugs for the treatment of cancer. Athenex is organized around three platforms, including an Oncology Innovation Platform, a Commercial Platform and a Global Supply Chain Platform. The Company’s current clinical pipeline is derived from four different platform technologies: (1) Orascovery, based on

P-glycoprotein inhibitor, (2) Src kinase inhibition, (3) T-cell receptor-engineered T-cells (TCR-T), and (4) Arginine deprivation therapy. Athenex’s employees worldwide are dedicated to improving the lives of cancer patients by creating more active and tolerable treatments. Athenex has offices in Buffalo and Clarence, New York; Cranford, New Jersey; Houston, Texas; Chicago, Illinois; Hong Kong; Taipei, Taiwan; multiple locations in Chongqing, China; Manchester, UK; Guatemala City, Guatemala and Buenos Aires, Argentina. For more information, please visit www.athenex.com.

About Sagard Holdings

Sagard Holdings is a multi-strategy alternative asset manager with professionals located in Montreal, Toronto, New York, San Francisco, Paris and Singapore. Sagard looks to generate attractive returns by matching investment opportunities with flexible capital solutions and pairing entrepreneurs with teams that have deep industry knowledge. Sagard develops long-term partnerships and empowers the growth of its investments through a unique global network of portfolio companies, limited partners, advisors and other valued relationships. Today, Sagard invests across four asset classes: private equity, private credit, royalties, and venture capital. Sagard Holdings was founded by Power Corporation of Canada in 2005 as a complement to its global investment holdings.

About Oaktree

Oaktree is a leader among global investment managers specializing in alternative investments, with $122 billion in assets under management as of June 30, 2020. The firm emphasizes an opportunistic, value-oriented and risk-controlled approach to investments in credit, private equity, real assets and listed equities. The firm has over 1,000 employees and offices in 19 cities worldwide. For additional information, please visit Oaktree’s website at http://www.oaktreecapital.com/.

Forward Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. These forward-looking statements are typically identified by terms such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “foresee,” “goal,” “guidance,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “preliminary,” “probable,” “project,” “promising,” “seek,” “should,” “will,” “would,” and similar expressions. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: the development stage of our primary clinical candidates and related risks involved in drug development, clinical trials, regulation, manufacturing and commercialization; our reliance on third parties for success in certain areas of Athenex’s business; our history of operating losses and need to raise additional capital to continue as a going concern; uncertainties around our ability to meet funding conditions under our financing agreements and access to capital thereunder; risks and uncertainties related to the COVID-19 pandemic and its potential impact on our operations, cash flow and financial condition; competition; intellectual property risks; risks relating to doing business internationally and in China; the risk of production slowdowns or stoppages or other interruptions at our Chongqing facilities; and the other risk factors set forth from time to time in our SEC filings, copies of which are available for free in the Investor Relations section of our website at http://ir.athenex.com/phoenix.zhtml?c=254495&p=irol-sec or upon request from our Investor Relations Department. All information provided in this release is as of the date hereof and we assume no obligation and do not intend to update these forward-looking statements, except as required by law.

CONTACTS

Athenex, Inc.

Daniel Lang, MD

Corporate Development and Corporate Communications

Email: danlang@athenex.com

Jacqueline Li

Corporate Development and Investor Relations

Email: jacquelineli@athenex.com

Investor Relations:

Tim McCarthy

Managing Director, LifeSci Advisors, LLC

Email: tim@lifesciadvisors.com

Sagard Holdings

Media Inquiries:

Adam Daifallah

Email: media@sagardholdings.com

Investor Relations:

Leslie Hill

Email: ir@sagardholdings.com